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                                                                   EXHIBIT 10.12



                   FORM OF EMPLOYMENT AGREEMENT WITH OFFICERS

         This EMPLOYMENT AGREEMENT ("Agreement") made effective as of ____________, 19__ by and between PharMerica, Inc., a Delaware corporation (the "Company"), and _________________________. (the "Executive").

         In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                    SECTION I
                                   EMPLOYMENT

         The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III.A. below upon the terms and conditions provided in the Agreement.

                                   SECTION II
                          POSITION AND RESPONSIBILITIES

         During the Period of Employment, the Executive agrees to serve as ______________________________ and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to the Executive from time to time by the Board of Directors of the Company.

                                   SECTION III
                                TERMS AND DUTIES

         A.       Period of Employment

         The period of Executive's employment under this Agreement, will commence as of ________________, and shall continue through _________________, subject to extension or termination as provided in this Agreement (the "Period of Employment").

         B.       Duties

         During the Period of Employment, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors.



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                                   SECTION IV
                            COMPENSATION AND BENEFITS

         A.       Compensation

         For all services rendered by the Executive in any capacity during the Period of Employment, the Company shall pay the Executive an annual base salary ("Base Salary") as follows: Of at least _____________________________ ($_______)
per year through _________________; ___________________________________
($_______) for the period from ________________ through _________________; and
_____________________________ ($_______) for the period from ________________
through _________________. Such Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month.

         B.       Annual Incentive Award; Signing Bonus

         The Executive will be eligible for an annual incentive compensation award ("Annual Incentive Award") with a target range of __% of the Executive's Base Salary tied to objective criteria to be established by the Board of Directors or the Compensation Committee by agreement with the Executive. The Company will pay the Executive a one time signing bonus of _____________________________ ($______), payable by the Company upon signing of this Agreement.

         C.       Options

         The Company will take all actions necessary to grant to Executive, as of the date of this Agreement (the "Grant Date") the Executive an option to purchase at least _______ shares of the Company stock (total options including converted Beverly options will equal at least ______________). One-third of the options will vest on the Grant Date, one-third will vest on the first anniversary of the Grant Date, and the remaining one-third will vest on the second anniversary of the Grant Date. The option shall be in the form approved by the Board of Directors or Compensation Committee of the Company and shall be governed by the terms and provisions of the Company 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel and Directors (the "Plan").

         D.       Additional Benefits

         The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and

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contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives. The Executive will be entitled to an annual paid vacation of four weeks per year.

         E.       Automobile Allowance

         Executive shall receive an automobile allowance of $______ per month.

         F.       Continuing Medical Education

         It is recognized that Executive must do 50 hours of Continuing Medical Education in order to maintain licensure in good and regular standing. Company agrees that such time and the expense connected therewith is a corporate obligation.

         G.       Insurance

         The Company shall provide Executive at least $________ of group term life insurance under the Company's life insurance plans.

                                    SECTION V
                                BUSINESS EXPENSES

         The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Company will provide Executive with a corporate credit card billed to the Company. Executive must support all expenditures with customary receipts and expense reports subject to review by the Chief Financial Officer.

                                   SECTION VI
                                   DISABILITY

         A.       Payments; Vesting of Options Upon Disability

         In the event of disability of the Executive during the period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as the Executive's long-term disability insurance benefits are available. However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. Upon such termination, ordinary compensation will no longer be paid, except for earned but unpaid Base Salary and any Annual Incentive Award that would be payable on a pro-rated basis for the year in which the disability occurred. In the event of such termination, all unvested stock options held by the Executive shall be deemed fully vested on the date of such termination. The term "disability" shall, for the purposes of this Agreement, have the same

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meaning as under any disability insurance provided to the Executive pursuant to this Agreement or otherwise.


         B.       Assistance to the Company

         During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health.

                                   SECTION VII
                                      DEATH

         In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Incentive Compensation Awards which will be paid on a pro-rated basis for that year. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other death benefit programs provided in this Agreement.

                                  SECTION VIII
                       EFFECT OF TERMINATION OF EMPLOYMENT

         A.       Termination Without Cause

         If the Company terminates Executive's employment Without Cause, as defined in this Agreement, or if Executive terminates his employment for Good Reason, as defined in this Agreement, the Company will pay the Executive in a lump sum upon such Termination an amount equal to _______% of his then current Base Salary paid by the Company to Executive. Earned but unpaid Base Salary will be paid in a lump sum at the time of such termination. The benefits and perquisites described in this Agreement as in effect at the date of termination of employment will be continued for twelve(12) months upon such termination. If the Executive's employment terminates Without Cause, or for Good Reason, or pursuant to Section XI, all stock options ("Options") granted to the Executive under the Plan or any other stock option program shall be deemed vested, and the Company shall cause the Options to remain exercisable for twelve (12) months from the date of termination.

         B.       Termination With Cause

         If the Company terminates Executive With Cause, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs. No other payments will be made or benefits provided by the Company.

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         C.       Effect of Certain Terminations

         Upon termination of the Executive's employment for reasons other than due to death, disability, or pursuant to Paragraph A of this Section or Section XI, or upon Executive's resignation (other than for Good Reason or in connection with a Change in Control), the Period of Employment and the Company's obligation to make payments under this Agreement will cease as of the date of the termination except as expressly defined in this Agreement.

         D.       Definitions

         For this Agreement, the following terms have the following meanings:

                  (1) Termination "With Cause" means termination of the Executive's employment by the Company's Board of Directors acting in good faith by the Company by written notice to the Executive specifying the event relied upon for such termination, due to the Executive's serious, willful misconduct with respect to his duties under this Agreement, including, but not limited to, conviction for a felony or perpetration of a common law fraud, which has resulted or is likely to result in material economic damage to the Company.

                  (2) Termination "Without Cause" means termination by the Company of the Executive's employment other than due to death, disability, termination With Cause, or pursuant to Section XI.

                  (3) Termination for "Good Reason" means either (i) the Executive is not elected, reelected or otherwise continued in the office of the Company or any of its subsidiaries which he held immediately prior to the Change in Control Date, (ii) the Executive's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the Change in Control Date without the Executive's consent; (iii) the Executive's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the date hereof without the Executive's consent; (iv) the Executive's compensation or benefits are reduced without the Executive's consent, unless all executive officers have their salaries reduced in the same percentage amount; (v) the Company reduces the potential earnings of the Executive under any performance-based bonus or incentive plan of the Company in effect immediately prior to the Change in Control Date; (vi) the Company requires that the Executive's employment be based other than at Tampa, Florida, without his consent; (vii) any purchaser, assign, surviving corporation, or successor of the Company or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder pursuant to Section XIV hereof, or (viii) the Company breaches any of the provisions of this Agreement.


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                                   SECTION IX
                      OTHER DUTIES OF THE EXECUTIVE DURING
                       AND AFTER THE PERIOD OF EMPLOYMENT

         A.       Cooperation During and After Employment

         The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonable be requested in connection with any claims or legal actions in which the Company is or may become a party.

         B.       Confidential Information

         The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or after, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc, relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company.

         C.       Certain Restricted Activities

         During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, other than termination Without Cause or for Good Reason: the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and the Executive, without express prior written approval from the Board of Directors, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether

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through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interest) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.

         D.       Remedies

         The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section IX without being required to prove damages or furnish any bond or other security. The Executive hereby acknowledge the necessity of protection against the competition of, and certain other possible adverse actions by, the Executive and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. If, however, any court or arbitrator determines that the restrictions described herein are not reasonable, the court or arbitration panel may modify, rewrite or interpret such restrictions to include as much of their nature and scope as will render them enforceable.

         E.       Effect of Material Default

         The Executive shall not be bound by the provisions of Section IX in the event of the material default by the Company in its obligations under this Agreement which are to be performed upon or after termination of this Agreement.

                                    SECTION X
                           INDEMNIFICATION, LITIGATION

         The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive.

                                   SECTION XI
                                CHANGE IN CONTROL

         A.       Effect of Change in Control

         In the event there is a Change in Control and within the twenty-four
(24) month period following such event Executive is terminated or Executive elects to resign for Good Reason, or within the six (6) month period following such event Executive elects to resign

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for other than Good Reason, the Company shall pay to the Executive the amounts described in (1), (2), and (3) below.

                  (1) The Company shall pay to the Executive in a lump sum upon such termination an amount equal to ___% of the sum of his Base Salary and the greater of the most recent Annual Incentive Award paid or earned by Executive or the current Annual Incentive Award target in effect at the time of such termination or resignation. In addition, any stock options granted to the Executive prior to termination pursuant to the Plan, but subject to vesting restrictions, will be fully vested upon a Change in Control whether or not the Executive is terminated or resigns and shall remain exercisable for one year following vesting. The benefits and perquisites described in this Agreement as in effect at the date of termination of employment will also be continued for thirty-six (36) months from the effective date of termination or resignation pursuant to a Change of Control, except for life insurance then in effect which will be provided for lifetime and long term disability insurance coverage for thirty-six (36) months. Executive shall also have COBRA continuation rights for healthcare coverage, beginning after the end of such thirty-six (36) month period. The obligation of Company to pay for Executive's COBRA premiums during the thirty-six (36) month period shall terminate upon Executive obtaining other employment to the extent such insurance is provided by Executive's new employer. Company matching payments for corporate retirement plans will become fully vested. Company will reimburse Executive for expenses in moving Executive to the location of his choice in the United States under the terms and conditions of the Company's Executive moving policy, within three (3) years from such termination or resignation.

                  (2) The Company shall pay to Executive upon such termination, as a retention bonus for services actually rendered on and after the date of the Change in Control, a lump sum payment equal to __% of the sum of his Base Salary and the greater of the most recent Annual Incentive Award paid or earned by Executive or the current Annual Incentive Award target in effect at the time of such termination or resignation.

                  (3) The Company shall pay to executive upon such termination, in exchange for Executive agreeing not to solicit any of the then current customers or employees of the Company for a period of twelve (12) months following his termination of employment, a lump sum payment equal to ___% of the sum of his Base Salary and the greater of the most recent Annual Incentive Award paid or earned by Executive or the current Annual Incentive Award target in effect at the time of such termination or resignation.

         Notwithstanding the above, no amount shall be payable hereunder to the extent that it would result in the imposition of an excise tax under Internal Revenue Code Section 4999, and the payments otherwise due hereunder shall be automatically reduced in order to avoid such result. The determination of any reduction in the amounts otherwise payable hereunder pursuant to the foregoing sentence shall be made by the Executive in good faith, and such determination shall be conclusive and binding on the Company.


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         B.       Definition of Change In Control

         A "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto, or (v) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act"), other than any employee benefit plan then maintained by the Company, shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i)(as in effect on the date hereof) pursuant to the Exchange Act.


                                   SECTION XII
                                WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XIII
                           EFFECTIVE PRIOR AGREEMENTS

         This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment, severance, or other similar agreements between the Company, its predecessors and its affiliates, and the Executive.

                                   SECTION XIV
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the company hereunder. Upon such a Consolidation, Merger or Sale of Assets, the term "the

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Company" as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section XIV is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section XI.

                                   SECTION XV
                                  MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except in Writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                   SECTION XVI
                           GOVERNING LAW; ARBITRATION

         This Agreement has been executed and delivered in the State of Delaware and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

         Any dispute among the parties hereto shall be settled by arbitration in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                                  SECTION XVII
                                     NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

                  (a)      If to the Company, at:

                           PharMerica, Inc.
                           3611 Queen Palm Drive
                           Tampa, Florida 33619

or at such other address as may have been furnished to the Executive by the Company in writing, copy to Mark Manner, Harwell, Howard, Hyne, Gabbert & Manner, P.C., 1800 First American Center, 315 Deaderick Street, Nashville, Tennessee 37238; or





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                  (b)      If to the Executive, at

or such other address as may have been furnished to the Company by the Executive in writing.

                                  SECTION XVIII
                                BINDING AGREEMENT

         This Agreement shall be binding on the parties' successors, heirs and assigns.

                                   SECTION XIX

         Additional Payment Due to Dispute. Notwithstanding anything to the contrary herein, and without limiting the Executive's rights at law or in equity, if the Company fails or refuses to timely pay to the Executive the benefits due under Section VIII or XI hereof, then the compensation under
Section VIII A. and XI A. shall be increased, and the benefits under Section VIII A. and XI A. shall be continued, in each case, by one additional day for each day of any such failure or refusal of the Company to pay.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                     COMPANY
                                     --------

                                     PHARMERICA, INC.

                                     By:
                                         ----------------------------------
                                     Title:
                                           --------------------------------

                                     EXECUTIVE


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